CERTIFICATE OF INCORPORATION

                               OF

                       LITTLE CREEK, INC.


      FIRST.  The name of the corporation is  LITTLE CREEK, INC.

      SECOND. The address of the corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, New Castle County, and the name of its registered agent at that address is Corporation Service Company.

      THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH. The aggregate number of shares that the Corporation shall be authorized to issue is:

      A.100,000,000 shares of non-assessable common stock having a par value of one mill ($0.001), each issued share carrying one vote on all matters submitted for shareholder approval; and

      B.10,000,000 shares of preferred stock having a par value of one mill ($0.001), each issued share of record carrying one vote on all matters submitted for shareholder approval.

     The Board of Directors of the Corporation may by resolution authorize the issuance of shares of Preferred stock from time to time in one or more series. The Corporation may reissue shares of Preferred stock that are redeemed, purchased, or otherwise acquired by the Corporation unless otherwise provided by law. The Board of Directors is hereby authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board of Directors or the percentage of members, if any, of the Board of Directors each class or series of Preferred stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding.

      FIFTH. The name and mailing address of the incorporator is Leonard W. Burningham, Esq., 455 East 500 South, #205, Salt Lake City, Utah 84111.

      SIXTH. The Board of Directors of the corporation is expressly authorized to make, alter or repeal by-laws of the corporation, but the shareholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

      SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

      EIGHTH. No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed and that the facts stated therein are true.


Date: 10/30/02                          /s/ Leonard W. Burningham
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     Leonard W. Burningham, Incorporator